Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANK®

COMPLETES ACQUISITION

OF TEXAS BRANCHES OF U.S. BANK

HOUSTON, March 29, 2010. Prosperity Bank®, the banking subsidiary of Prosperity Bancshares, Inc. ® (NASDAQ: PRSP), completed the previously announced acquisition of the three (3) Texas retail bank branches of U.S. Bank. The transaction continues Prosperity’s strategic growth and expansion of the franchise in Texas.

The three locations acquired by Prosperity are the Texas locations U.S. Bank acquired from the FDIC on October 30, 2009 when U.S. Bank acquired the assets and deposits of the nine (9) subsidiary banks of FBOP Corporation. The Texas banks were Madisonville State Bank in Madisonville, Texas; Citizens National Bank in Teague, Texas; and North Houston Bank in Houston, Texas.

In connection with the acquisition, Prosperity will assume approximately $375 million in deposits and has purchased approximately $30 million in loans.

“We are pleased to complete our transaction with U. S. Bank,” said David Zalman, Chief Executive Officer and Chairman of Prosperity Bancshares. “We look forward to servicing the Texas customers of U.S. Bank.”

“Over this past weekend, all of the customer accounts at these locations were moved onto the Prosperity computer systems. We are very pleased to be able to service the Teague,

Madisonville and North Houston customers,” remarked Dan Rollins, President and Chief Operating Officer of Prosperity Bancshares. “Within the next few weeks, all of the operational integration and rebranding of these locations will be complete.”

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, an $8.9 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred sixty-one (161) full service banking locations; fifty-two (52) in the Houston area; twenty-seven (27) in the South Texas area including Corpus Christi and Victoria; twenty-four (24) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; twenty-seven (27) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations and weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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